Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use, in this Registration Statement on Form S-1, of our report dated April 25, 2025, related to the financial statements of SWOL Holdings, Inc. (the “Company”) as of and for the years ended December 31, 2024 and 2023, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ dbbmckennon

Newport Beach, California

January 26, 2026